Exhibit 5.5

FIRST TENNESSEE BUILDING 165 MADISON AVENUE SUITE 2000 MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303
www.bakerdonelson.com

January 25, 2012

Warner Music Group Corp.

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, New York 10019

RE:	$765,000,000 of 11.5% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel in the State of Tennessee (the “State”) to FHK, Inc. (“FHK”) and Six-Fifteen Music Productions, Inc. (“Six-Fifteen”), both corporations organized under the law of the State of Tennessee and Warner Music Nashville LLC (“WMN”) and 615 Music Library, LLC (“615”), both limited liability companies organized under the law of the State of Tennessee (FHK, Six-Fifteen, WMN and 615 collectively, the “TN Guarantors”), in connection with the issuance of $765,000,000 aggregate principal amount of 11.5% Senior Notes due 2018 (the “Notes”) by WMG Acquisition Corp. (formerly WM Finance Corp.) (the “Issuer”) and the guarantee of the Notes (the “Note Guarantee”) by the TN Guarantors under an Indenture dated as of July 20, 2011 (the “Original Indenture”) as supplemented by the Supplemental Indenture dated as of July 20, 2011, (as so supplemented, the “Indenture”) entered into among the Issuer, the Guarantors named therein, and Wells Fargo Bank, National Association, as trustee under the Indenture (the “Trustee”).

For the purposes of this opinion letter (the “Opinion Letter”), we have examined a copy of the Indenture, including the Note Guarantee contained therein, which has been identified to our satisfaction.

We have also examined the following organizational documents of the TN Guarantors (the documents referred to in paragraphs (i) through (xx) below being hereinafter referred to as the “Organizational Documents”):

(i)	Charter for FHK, certified by the Tennessee Secretary of State on June 29, 2011;

(ii)	Bylaws for FHK, as attached to the Secretary’s Certificate in (iii) below;

(iii)	Secretary’s Certificate of FHK, dated January 25, 2012;

(iv)	Unanimous Written Consent of the Board of Directors in Lieu of a Meeting of FHK, dated July 20, 2011;

(v)	Certificate of Existence issued by the Tennessee Secretary of State on January 9, 2012 (the “FHK Certificate of Existence”);

(vi)	Charter for Six-Fifteen, certified by the Tennessee Secretary of State on June 29, 2011;

(vii)	Bylaws for Six-Fifteen, as attached to the Secretary’s Certificate in (viii) below;

(viii)	Secretary’s Certificate of Six-Fifteen, dated January25, 2012;

(ix)	Unanimous Written Consent of the Board of Directors in Lieu of a Meeting of Six-Fifteen, dated July 20, 2011;

(x)	Certificate of Existence issued by the Tennessee Secretary of State on January 9, 2012 (the “Six-Fifteen Certificate of Existence”);

(xi)	Articles of Organization of WMN, certified by the Tennessee Secretary of State on June 29, 2011;

(xii)	Operating Agreement for WMN, as attached to the Secretary’s Certificate in (xiii) below;

(xiii)	Secretary’s Certificate of WMN, dated January 25, 2012;

(xiv)	Written Consent of the Sole Member or Sole Manager of WMN, dated July 20, 2011;

(xv)	Certificate of Existence issued by the Tennessee Secretary of State on January 9, 2012 (the “WMN Certificate of Existence”);

(xvi)	Articles of Organization of 615, certified by the Tennessee Secretary of State on June 29, 2011;

(xvii)	Operating Agreement for 615, as attached to the Secretary’s Certificate in (xviii) below;

(xviii)	Secretary’s Certificate of 615, dated January 25, 2012;

(xix)	Written Consent of the Sole Member or Sole Manager of 615, dated July 20, 2011;

(xx)	Certificate of Existence issued by the Tennessee Secretary of State on January 19, 2012 (the “615 Certificate of Existence”). The FHK, Six-Fifteen, WMN and 615 Certificates of Existence hereinafter collectively referred to as the “Certificates of Existence”.

Except as set forth above concerning the Indenture and the Organizational Documents that we have reviewed, we have not reviewed any other documents, and no opinions contained herein shall pertain to any other documents. To the extent that opinions expressed below involve matters of fact, we have relied upon the representations and warranties made in the Indenture and the Organizational Documents.

In making such examinations, we have with your permission assumed that:

(a)	the Indenture examined by us conforms to the original, has been properly completed with blank spaces filled in and exhibits attached, and has not been modified, amended, rescinded or terminated since July 20, 2011, and said Indenture remains in full force and effect;

(b)	except as set forth in Opinion Paragraph 1 below, the corporations, associations or limited liability companies which are parties to the Indenture are duly organized, validly existing and in good standing under the laws applicable to their respective organization and existence and in all other places in which they are conducting their respective businesses;

(c)	except as set forth in Opinion Paragraphs 3 and 4 below, the Indenture has been duly authorized, executed, and delivered by each of the parties for value received, and nothing in the articles of incorporation, bylaws (or the equivalent thereof), the partnership agreement or certificate of limited partnership, the operating agreement or certificate of formation of any of the parties prohibits any of the parties from executing the Indenture or performing the transactions contemplated by the Indenture, and each of the parties has the full corporate, partnership or limited liability company power and authority to deliver and perform its obligations under the Indenture and documents required or permitted to be executed, delivered and performed thereunder;

(d)	all signatures on the Indenture are genuine, and all individuals executing the Indenture have legal capacity;

(e)	the Organizational Documents have not been modified, amended, rescinded or terminated since the dates specified above with respect to such Organizational Documents, and such Organizational Documents remain in full force and effect;

(f)	all factual statements set forth in the Indenture and the Organizational Documents are true, accurate and complete in all material respects;

(g)	no articles of dissolution, no certificate of cancellation, no notice of intent to dissolve, no application for withdrawal, no statement of commencement of winding up nor any similar document has been filed or is pending with respect to any of the TN Guarantors;

(h)	no petition has been filed in any court of competent jurisdiction to dissolve any of the TN Guarantors or challenge the TN Guarantors’ execution, delivery and performance under the Indenture;

(i)	no petition has been filed by the Attorney General of the State proposing the dissolution of any of the TN Guarantors or the forfeiture of any of the TN Guarantors’ articles of incorporation;

(j)	the exercise of any remedy by the Trustee or Holders (as such terms are defined in the Indenture) with respect to the Indenture in any other state will not, under the laws of such other state, impair the exercise of remedies in the State;

(k)	there are no corporate resolutions of any of the TN Guarantors relating to the Indenture other than those listed among the Organizational Documents;

(l)	no proceedings by or against any of the TN Guarantors have been commenced in bankruptcy or for reorganization, liquidation or the readjustment of debts under the federal or any state bankruptcy code or any other law, nor has any TN Guarantor made an assignment for the benefit of creditors, admitted in writing inability to pay debts generally as they become due, or filed or had filed against it any action seeking an order appointing a trustee or receiver of all or a substantial part of the property of any of the TN Guarantors; and

(m)	the Guarantee Obligations (as such term is defined in the Indenture) are enforceable against the TN Guarantors.

Although we have not conducted an independent investigation of the accuracy of any of these assumptions, nothing has come to our attention leading us to question the accuracy of said assumptions.

Based on the foregoing assumptions and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. Based solely on the Certificates of Existence, FHK and Six-Fifteen are each a corporation, validly existing and in good standing under the laws of the State.

2. Based solely on the Certificates of Existence, WMN and 615 are each a limited liability company, validly existing and in good standing under the laws of the State.

3. Each TN Guarantor has all necessary corporate or limited liability power and authority to execute and deliver, and perform its obligations under, the Indenture, and has taken all corporate or limited liability company action required to authorize the execution and delivery of, and the performance of its obligations under, the Indenture.

4. Each TN Guarantor has duly executed and delivered the Indenture.

The opinions set forth above are qualified as stated therein and are further qualified as follows:

(a)	We have not undertaken any independent investigation to determine the existence or absence of such facts which would be contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of the TN Guarantors as their special counsel.

Our opinions are subject to the further qualification that we express no opinion as to:

(i)	the application or effect of any federal or state securities laws or federal, state or local environmental laws on or to the transaction governed by the Indenture; or

(ii)	the enforceability of the Indenture.

This Opinion Letter is presumed to deal only with the specific legal issues that are addressed by it. Accordingly, any express opinion concerning a particular legal issue is presumed not to address any other matters. Even if this presumption against opinion by implication can be overcome by compelling rebuttal, the legal issues specified in the foregoing paragraphs are covered only if and to the extent any such issue is specifically addressed in this Opinion Letter.

The opinions contained in this Opinion Letter are expressions of professional judgment regarding the legal matters addressed and not guarantees that a court will reach any particular result.

The law covered by the opinions expressed in this Opinion Letter is limited to the law of the State. We express no opinion concerning the laws of any other jurisdiction, or the effect thereof. We further express no opinion concerning the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing.

This Opinion Letter is rendered as of the effective date set forth above and addresses the law as of such date. We express no opinion as to circumstances or events which may occur subsequent to the date hereof, nor do we undertake any obligation to inform you of any changes in the law occurring after the date hereof.

This Opinion Letter is for your benefit in connection with the Registration Statement on Form S-4 (the “Registration Statement”) and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”). This Opinion Letter also may be relied upon by Debevoise & Plimpton LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers with the Securities and Exchange Commission under the Securities Act. We hereby consent to the filing of this Opinion Letter as Exhibit 5.6 to the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act. Except as set forth above, this Opinion Letter may not be otherwise filed publicly, nor used in connection with any other transaction not contemplated by the Indenture.

Very truly yours,

/s/ Baker, Donelson, Bearman,
Caldwell & Berkowitz, PC